Exhibit 10.3

AMENDMENT ONE TO THE

WALKER & DUNLOP, INC. DEFERRED COMPENSATION PLAN

(Originally Effective as of January 1, 2020)

WHEREAS, Walker & Dunlop, Inc. (the “Company”) maintains the Walker & Dunlop, Inc. Deferred Compensation Plan, (the “Plan”), which was originally effective as of January 1, 2020;

WHEREAS, the Company desires to amend the Plan to make certain changes related to the definition of Compensation, time and form of distribution elections and payment of installments; and

WHEREAS, the Company reserves the right pursuant to Section 10.2 of the Plan to amend the Plan.

NOW, THEREFORE, the Company hereby amends the Plan, effective as of December 1, 2023, as follows:

1.	Subsection 1.15 of the Plan shall be amended and restated in its entirety to read as follows:

“Reserved.”

2.	Subsection 1.16 of the Plan shall be amended and restated in its entirety to read as follows:

“Reserved.”

3.	Subsection 1.19 of the Plan shall be amended and restated in its entirety to read as follows:

““Eligible Executive” shall mean a highly compensated or management-level employee of an Employer selected by the Committee to be eligible to participate in the Plan.”

4.	Subsection1.29(a) of the Plan shall be amended and restated in its entirety to read as follows:

“(a) For benefits triggered by the Participant’s Separation from Service, the Payment Date shall be the first day of the seventh month directly following the month in which the

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Separation from Service occurs (the “Payment Anniversary Date”), and the applicable amount shall be calculated as of the last business day of the sixth month in which the Separation from Service occurs.  Subsequent installments, if any, shall be made on the annual Payment Anniversary Date, and the applicable amount of such installment shall be calculated as of the last business day of the immediately preceding month.”

5.	Section 3.1 of the Plan shall be amended and restated in its entirety to read as follows:

“3.1 Elections to Defer Compensation.  Elections to defer Compensation shall take the form of a whole percentage (which amounts shall be reduced for applicable payroll withholding requirements for Social Security and income taxes and employee benefit plans, as determined in the sole and absolute discretion of the Committee) of up to a maximum of:

(a)	75% of Base Salary,
(b)	100% of Bonuses,
(c)	100% of LTIP Amounts, and
(d)	100% of Commissions.

To the extent applicable, deferrals under this Plan shall be calculated after reduction for any deferrals under the Company’s Management Deferral Stock Unit Purchase Plan.

The Committee may, in its sole discretion, adjust for subsequent Plan Years on a prospective basis the maximum deferral percentages described in this Section for one or more types of Compensation (including, without limitation, for particular types of Bonuses) and for one or more subsequent Plan Years, such revised deferral percentages shall be indicated on a Participant Election form approved by the Committee. Notwithstanding the foregoing, in no event shall the maximum deferral percentages be adjusted after the last date on which deferral elections for the applicable type(s) of Compensation must be submitted and become irrevocable in accordance with Section 3.2 below and the requirements of Code Section 409A.

In the event that, after taking into account a Participant’s deferral elections under the Company’s Management Deferred Stock Unit Purchase Plan, the amount of Bonuses or Commissions, as applicable, deferred under this Plan exceeds 100% of such Participant’s Bonuses or Commissions, as applicable, the Committee shall reduce each such deferral election under this Plan so that the total amount deferred under all such plans equals 100%.

The Committee may determine that one or more types of Compensation shall not be made available for deferral for one or more subsequent Plan Years and, consistent with such determination, the impacted types of Compensation shall not appear on a Participant Election form.”

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7.	A new Section 6.1(c) of the plan shall be added to read as follows:

“(c) Specified Date Election.  Notwithstanding any other provision of the Plan to the contrary, in addition to the election provided for in Section 6.1(a), a Participant may elect to receive the amount credited to the Participant’s Deferral Account and Company Contributions Account for a given Plan Year in the form of a lump sum on a specified date which date shall be at least two years following the end of the Plan Year for which amounts are credited to the Participant’s Deferral Account and Company Contributions Account.  Such elections shall be made pursuant to the provisions of Section 3.5(c).  If any distributable events provided for in Sections 6.1, 6.2, 6.3 or 6.4 are triggered prior to the specified date election provided for in this Section 6.1(c), such event shall take precedence.”

IN WITNESS WHEREOF, the Company has caused this Amendment One to be executed this 3rd, day of November, 2023.

Walker & Dunlop, Inc.

By:	/s/ Richard M. Lucas
Name:	Richard M. Lucas
Its:	EVP, General Counsel & Secretary

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